UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Alliance HealthCare Services, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ALLIANCE HEALTHCARE SERVICES, INC.

100 Bayview Circle, Suite 400

Newport Beach, CA 92660

ADDITIONAL MATERIAL FOR PROXY STATEMENT

DATED MAY 21, 2010

On May 19, 2010, Michael P. Harmon, a member of the Board of Directors (the “Board”) of Alliance HealthCare Services, Inc. (the “Company”), informed the Company that his brother-in-law is a partner of Deloitte & Touche LLP, the Company’s independent registered public accounting firm.  Under applicable requirements of the New York Stock Exchange (the “NYSE”), this relationship precludes Mr. Harmon from serving as an independent director.

Consequently, Mr. Harmon has resigned from his position as Chairman and as a member of the Compensation Committee of the Board and has also resigned as a member of the Nominating and Corporate Governance Committee of the Board.  The Compensation Committee and the Nominating and Corporate Governance Committee of the Board currently are in full compliance with applicable NYSE requirements.  The Board expects to appoint a new Chairman of the Compensation Committee of the Board as soon as practicable.

Mr. Harmon will continue to serve as a member of the Board and as a member of the Finance Committee of the Board.